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Exhibit 12.1

FLEETWOOD ENTERPRISES, INC.
COMPUTATION OF EARNINGS TO FIXED CHARGES
(Amounts in millions, except ratios)

	Three Months ended July 27, 2008	For the Fiscal Year Ended April(1)
		2008		2007	2006	2005	2004
Computation of Earnings:
Income from continuing operations before taxes	$(27.4)	$(.7)		$(58.9)	$11.5	$(45.3)	$36.7
Interest expense	5.0	23.0		25.6	29.7	27.3	43.3
Interest portion of operating lease expense	.4	.9		1.0	1.3	1.3	1.1

Earnings for Ratio Calculation(2)	$(22.0)	$23.2		$(32.3)	$42.5	$(16.7)	$81.1

Computation of Fixed Charges From Continuing Operations:
Interest expense	$5.0	$23.0		$25.6	$29.7	$27.3	$43.3
Interest portion of operating lease expense	.4	.9		1.0	1.3	1.3	1.1

Total Fixed Charges(3)	$$5.4	$23.9		$26.6	$31.0	$28.6	$44.4

Ratio of Earnings to Fixed Charges:	— (4)	—	(4)	— (4)	1.4	— (4)	1.8

(1)
Fleetwood's fiscal year end is the last Sunday of April in each year.

(2)
For purposes of computing these ratios, earnings represent income (loss) from continuing operations before income taxes, cumulative effect of accounting change and fixed charges. Fixed charges include all interest expense, the portion of rental expense considered to be a reasonable estimate of the interest factor and the amortization of capitalized expenses related to indebtedness.

(3)
Fixed charges consist of all interest expense and the portion of rental expense considered to be a reasonable estimate of the interest factor.

(4)
Our ratios of earnings to fixed charges were computed by dividing earnings by fixed charges, and these ratios are unaudited for all periods presented. Our ratios of earnings to fixed charges for the first quarter of fiscal 2009 and the fiscal years ended 2008, 2007 and 2005 were not meaningful since earnings were inadequate to cover fixed charges by $27.4 million, $0.7 million, $58.9 million, and $45.3 million, respectively.

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  Exhibit 12.1
FLEETWOOD ENTERPRISES, INC. COMPUTATION OF EARNINGS TO FIXED CHARGES (Amounts in millions, except ratios)